Exhibit 21.1

List of Subsidiaries

Name	Domestic or Foreign Country of Incorporation
American Seafoods International LLC	Delaware
The Hadley Group LLC	Delaware
New Bedford Seafoods LLC	Delaware
American Seafoods Processing LLC	Delaware
Southern Pride Catfish LLC	Delaware
Southern Pride Catfish Trucking, Inc.	Delaware
American Seafoods Company LLC	Delaware
American Challenger LLC	Delaware
American Triumph LLC	Delaware
American Dynasty LLC	Delaware
Katie Ann LLC	Delaware
Northern Eagle LLC	Delaware
Northern Hawk LLC	Delaware
Northern Jaeger LLC	Delaware
Ocean Rover LLC	Delaware
American Seafoods Japan Ltd.	Japan
Pacific Longline Company LLC	Washington
Lilli Ann LLC	Washington
Deep Pacific LLC	Washington
North Cape Fisheries LLC	Washington
American Seafoods Finance, Inc.	Delaware
American Seafoods Europe ApS.	Denmark
American Pride Seafoods LLC	Delaware
Forum Star LLC	Delaware
American Seafoods Group LLC	Delaware